Exhibit 99.1

Bellicum Pharmaceuticals Reports First Quarter 2019 Financial
Results and Provides Operational Update
Interim data for BPX-601 accepted for presentation at upcoming American Society of
Clinical Oncology (ASCO) Annual Meeting
Rivo-celTM on-track for topline data readout from BP-004 pediatric trial in second quarter of 2019

HOUSTON, May 7, 2019 -- Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the first quarter 2019 and provided an operational update.
“We made strong progress in advancing our programs in the first quarter,” said Rick Fair, President and Chief Executive Officer of Bellicum Pharmaceuticals. “In our GoCAR-T® pipeline, we received acceptance of our abstract with new data from the BPX-601 Phase 1/2 clinical trial for the upcoming ASCO Annual Meeting, and made progress toward IND clearance and Phase 1 study start for BPX-603 later this year. In addition, we remain on track to announce topline results from the rivo-cel pediatric registrational trial by the end of the second quarter.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES
BPX-601 GoCAR-T

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Bellicum presented initial clinical data from the dose-escalation phase of the Phase 1/2 study of BPX-601 at the Gastrointestinal Cancers Symposium in January that showed a promising safety profile. Additionally, in several patients reported, iMC activation from the administration of rimiducid led to enhanced cell expansion, prolonged cell persistence, and early evidence of clinical activity and disease control. The trial protocol was amended to incorporate a standard lymphodepletion conditioning regimen consisting of cyclophosphamide/fludarabine (Cy/Flu). Updated data from this study-including patients from this Cy/Flu cohort-have been accepted for presentation at ASCO. As a next step in the study, Bellicum plans to enroll an additional cohort to evaluate repeat rimiducid dosing to re-activate iMC over time, which is intended to deepen and extend the treatment effect. Initial results from this cohort are expected in late 2019.

Controllable Dual-Switch GoCAR-T Product Candidates

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Bellicum believes that its next-generation dual-switch GoCAR-T technology may enhance efficacy relative to current generation CAR-T therapy through iMC activation while enabling clinicians to manage certain treatment-emergent toxicities with CaspaCIDe®. The company expects to complete an IND application and initiate a Phase 1 clinical trial for BPX-603, a dual-switch GoCAR-T targeting HER2-expressing solid tumors, later this year. The company also expects to submit an IND application by the end of the year for BPX-802, a dual-switch GoCAR-T product candidate targeting an antigen expressed in hematological malignancies.

Rivo-cel

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The company expects to report topline results from the pediatric BP-004 study in the second quarter of 2019 and plans to submit Marketing Authorisation Applications (MAAs) for rivo-cel and rimiducid by year-end.

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Patient recruitment is ongoing in THRIVE, a pivotal randomized global Phase 2/3 clinical trial of rivo-cel in adult and adolescent patients 12 years and older with intermediate and high-risk acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS).

First Quarter 2019 Financial Results
Cash Position and Guidance: Bellicum reported cash, restricted cash and investments totaling $78.1 million as of March 31, 2019, compared to $98.0 million at December 31, 2018. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements through the end of 2019. During the first quarter, Bellicum utilized its at the market financing facility selling 1.4 million shares for net cash proceeds of $4.6 million.
R&D Expenses: Research and development (R&D) expenses were $16.8 million for the first quarter of 2019, compared to $16.5 million for the first quarter of 2018. The higher expenses in the first quarter of 2019 resulted primarily from higher expenditures related to the GoCAR-T platform including initiation of additional clinical sites and costs related to IND filing.
G&A Expenses: General and administrative (G&A) expenses were $7.5 million for the first quarter of 2019 compared to $5.7 million during the comparable period in 2018. The higher expenses in the first quarter 2019 relative to the comparable period in 2018 were primarily due to increased personnel related costs due to hiring additional employees as well as increased costs related to commercialization preparation activities.
Net Loss: Bellicum reported a net loss of $24.5 million for the first quarter of 2019 compared to a net loss of $22.8 million for the first quarter of 2018. The results included non-cash, share-based compensation charges of $2.1 million and $3.6 million for the first quarter of 2019 and 2018, respectively.
Shares Outstanding:
At April 30, 2019, Bellicum had 46,009,066 shares of common stock outstanding.
About BPX-601
BPX-601, the company’s first GoCAR-T® product candidate, incorporates iMC, Bellicum’s inducible co-activation domain. iMC (inducible MyD88/CD40) is designed to provide a powerful boost to T cell proliferation and persistence and enable the CAR-T to override key immune inhibitory mechanisms, including PD-1 and TGF-beta. BPX-601 is being evaluated as a treatment for solid tumors expressing prostate stem cell antigen (PSCA), including pancreatic, gastric, and prostate cancers.

About Rivo-cel (BPX-501)
Rivo-celTM (rivogenlecleucel) is an allogeneic polyclonal T-cell product designed to accelerate immune recovery after HSCT and to reduce relapse of leukemia following a stem cell transplant. The cell treatment contains a diverse repertoire of T cells which may contribute to a robust graft vs. leukemia effect. Rivo-cel’s anti-infective benefits may also reduce morbidity and mortality, as patients are highly susceptible to infection following a transplant. The product’s CaspaCIDe® safety switch enables this approach by allowing physicians to reduce the number of alloreactive cells in the event of uncontrolled GvHD. Rivo-cel addresses a major unmet need in adult and pediatric leukemia, lymphoma and inherited blood disease patients following a haploidentical stem cell transplant.
About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and allogeneic T cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. Bellicum’s rivo-cel product candidate is an allogeneic polyclonal T cell therapy that has shown promising clinical trial results in reducing leukemia relapse after a stem cell transplant. More information can be found at www.bellicum.com.
Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rivo-cel, rimiducid, BPX-601, BPX-603, BPX-802, and other cell therapy programs; our pipeline candidates’ effectiveness, possible ranges of application and potential safety and curative effects in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our current and planned clinical trials, including the timing of receipt of data from such clinical trials and the timing of our reports of such data; the expansion of or changes to our ongoing clinical trials to new indications and diseases; the timing and success of regulatory filings for rivo-cel and rimiducid including our European Marketing Authorisation Applications (MAA); the speed and effectiveness of our preparations for potential commercialization in Europe if the MAAs are approved; and our cash uses and cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended March 31, 2019 and our annual report on Form 10-K the year ended December 31, 2018. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2019	2018
Current Assets:
Cash and cash equivalents	$42,274	$43,695
Investment securities, available-for-sale, short-term	31,210	49,304
Receivables and other current assets	3,201	2,296

Non-Current Assets:
Property and equipment, net	19,189	20,878
Right-of-use assets	4,655	—
Restricted cash	4,585	4,973
Other assets, net	3,054	355
Total assets	$108,168	$121,501

Current Liabilities:
Accounts payable and other accrued liabilities	12,416	12,363
Other current liabilities	3,749	3,441

Long-Term Liabilities:
Other liabilities, net of current portion	41,143	37,219

Total Stockholders' Equity	50,860	68,478
Total liabilities and stockholders' equity	$108,168	$121,501

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2019	2018

Grant Revenues	$516	$154

Operating Expenses:
Research and development	16,818	16,536
License fees	30	30
General and administrative	7,536	5,692
Total operating expenses	24,384	22,258
Operating loss	(23,868)	(22,104)

Interest and other income (expense), net	(660)	(736)
Net loss attributable to common shareholders	$(24,528)	$(22,840)

Net loss per share attributable to common shareholders, basic and diluted	$(0.55)	$(0.68)

Weighted-average common shares outstanding, basic and diluted	44,243,896	33,456,446

Exhibit 99.1

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke IR
858-356-5932
Robert.uhl@westwicke.com

Media:
Jim Heins
Senior Vice President
Westwicke PR
203-682-8251
james.heins@icrinc.com

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